NW

Novi & Wilkin

Attorneys at Law

Michael C. Novi, Esq.

Greg B. Wilkin, Esq.

(775) 786-7721

1325 Airmotive Way, Suite 380

Fax: (775) 786-7038

Reno, Nevada 89502

noviwilkin@gmail.com

September 24, 2015

United States Securities and Exchange Commission 100 F Street

Washington, D.C. 20549

RE: Legal Opinion Pursuant to SEC Form S-1 —

KokiCare, Inc. (The "Company"), a Delaware Corporation

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by KokiCare, Inc., a Delaware corporation ("Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement (1,320,000 common shares) are, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Regards,

/s/ Greg B. Wilkin

Greg B. Wilkin, Esq.